Exhibit 99.1

Digirad Corporation Reports Financial Results for 2008 Second Quarter and Six Months

Record Revenues Driven by DIS Centers of Influence Strategy;
Product Revenues Nearly Double First Quarter Levels;
Improved Margins Expected in Future Quarters

POWAY, Calif.— July 24, 2008—Digirad Corporation (Nasdaq: DRAD), a leading provider of medical diagnostic imaging systems and services to physicians’ offices, hospitals and imaging centers, today reported financial results for second quarter and six months ended June 30, 2008.

Consolidated revenues rose to a record $19.9 million from $18.8 million in second-quarter 2007. Digirad Imaging Solutions’ (DIS) revenue grew 7 percent to $14.2 million, from $13.3 million in second-quarter 2007, due to the addition of ultrasound services last year and growth in both nuclear and ultrasound services in areas surrounding the Company’s centers of influence.

Although difficult market conditions persisted throughout the quarter, the Company believes it is gaining market share in its product business as evidenced by higher product revenue of $5.7 million, compared to $5.5 million in second-quarter 2007 and $4.4 million in first-quarter 2008. Camera sales increased to 20 cameras in second-quarter 2008, nearly double the 11 units sold in first-quarter 2008, and service and maintenance revenues were also higher compared to second-quarter 2007. Based on financial results for the first-half of 2008, DIS mobile imaging services now account for 74 percent of total revenues, compared to 70 percent for the same period in 2007.

Chief Executive Officer Mark Casner remarked, “We entered 2008 with specific goals to drive DIS revenue growth through our centers of influence strategy, increase the utilization of our imaging fleet with the intention of achieving profit in DIS, finalize the DIS mobile camera fleet upgrade program, and reach profitability for the first time in the history of our product business through increasing product-related revenue, reducing cost and improving product reliability.

“At the mid-point of 2008 I am pleased with our progress with driving DIS revenue growth, which was up over prior year and first-quarter 2008, specifically around four of our centers of influence locations. We completed the upgrade of our DIS mobile camera fleet and made significant strides in recovering from the disappointing product revenue for the first-quarter 2008, as product bookings reached a record high. We hit our mid-year product cost reduction and reliability targets and expect these efforts to translate into improved product margins for the second half of 2008.”

Gross profit declined to $4.6 million, or 23 percent of revenue in the second-quarter 2008, from $5.8 million, or 31 percent of revenue, in second-quarter 2007.

Casner continued: “DIS margins during the first half of 2008 were under pressure as we consciously made a decision in late 2007 to put in place a guaranteed work-hour program to reduce employee turnover and increase customer retention. This had been a major contributor to flat margins over the past three quarters. Although we are pleased this and other initiatives have resulted in reduced employee turnover, about 30 percent annualized, we are not content with the margin result. We looked at this program and, beginning June 1, fine-tuned the program to benefit employee and customer retention but at the same time, improve margins. We expect DIS margins to increase during the second half of 2008, returning to the mid-20 percent range. We still believe we can drive DIS margins close to 30 percent, as we increase our mobile camera utilization and improve efficiencies with our DIS labor and fixed costs while we grow revenues.”

Operational expenses were flat, compared to second-quarter 2007, representing 30 percent of second-quarter 2008 revenue, compared to 32 percent of second-quarter 2007 revenue. Increases in marketing and sales expenses in 2008 were offset by declines in general and administrative and research and development expenses.

Net loss for the second-quarter 2008 was $1.2 million, or $(0.06) per basic and diluted share, compared to net income of $238,000, or $0.01 per diluted share, in second-quarter 2007. Stock-based compensation expense was $233,000, compared to $351,000 for second-quarter 2007.

“We are pleased by the increase in revenues, as a number of new initiatives begin to gain traction,” Casner stated. “It should also be noted that in addition to the COI program, we have begun to implement a number of other revenue pilots to complement our suite of services. In first quarter this year we launched in our Georgia market Artery Age, a test that measures carotid intima media thickness, which is a good prognostic tool for the diagnosis of atherosclerosis. During the current third quarter we will be launching our private label imaging services, which are the same services we currently offer but under the banner of the physician or practice. We are evaluating other services and marketing initiatives and expect to roll them out in subsequent quarters. We believe they will enhance the value we provide our customers and have a positive impact on revenue growth.”

DIS upgraded three cameras in its fleet with its multi-head Cardius XPO camera during the quarter, completing the Company’s two-year upgrade of its fleet of 71 mobile nuclear imaging cameras. DIS asset utilization was 57 percent of 164 systems (nuclear and ultrasound), compared to 60 percent of 130 systems (nuclear and ultrasound) for second-quarter 2007.

For six-months ended June 30, 2008, consolidated revenues were $38.2 million, compared to $36.4 million for the first six months of 2007. DIS revenue rose to $28.1 million from $25.5 million for six-months 2007 due primarily to the addition of ultrasound imaging services. Product-related revenue was $10.1 million, compared to $10.8 million for six-months 2007, the decline being attributable to pressures on reimbursements and slowing economic conditions, primarily felt in first-quarter 2008.

Gross profit for the six-months ended June 30, 2008 declined to $9.0 million, or 23 percent of revenue, from $11.3 million, or 31 percent of revenue, for the first six months of 2007. The decline was due to lower production volumes, higher labor and other servicing costs related to DIS, and growth initiatives.

Operating expenses for the six-months ended June 30, 2008 were $12.1 million, or 32 percent of revenues, compared to $11.8 million, or 32 percent of revenues, for the same period in 2007. Amortization costs were higher due to the acquisition of Ultrascan in second-quarter 2007.

Net loss for the six-months ended June 30, 2008 was $2.6 million, or $(0.13) per basic and diluted share, compared to net income of $312,000, or $0.02 per diluted share, in the six-months ended June 30, 2007. Stock-based compensation expense was $413,000 for the first six months 2008, compared to $625,000 for the same period in 2007.

Cash and equivalents and securities available for sale on June 30, 2008, totaled $26.9 million, compared to $26.4 million on March 31, 2008, and $31.7 million on December 31, 2007. Receivables on June 30, 2008, were $8.9 million, compared to $9.8 million on March 31, 2008, and $8.5 million on December 31, 2007. Inventory on June 30, 2008, was $5.7 million, compared $5.8 million on March 31, 2008, and $5.5 million on December 31, 2007.

Management Reaffirms Guidance for Full-Year 2008
Management continues to anticipate consolidated revenues in a range of $75 million to $81 million, consisting of DIS revenue of $56 million to $60 million and product-related revenue of $19 million to $21 million. Management continues to expect a consolidated net loss in a range of $2.0 million to $4.5 million, including estimated stock-based compensation expense of $1 million.

Conference Call Information
A conference call is scheduled for 11:00 a.m. EDT today to discuss the results and management’s outlook. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.digirad.com; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.

About Digirad
Digirad Corporation provides diagnostic nuclear and ultrasound imaging systems and services to physicians’ offices, hospitals and other medical services providers for cardiac, vascular, and general imaging applications. Digirad’s Cardius XPO line of nuclear imaging cameras use patented solid-state technology and unique multi (dual, triple) head design for superior performance and advanced features for sharper digital images, faster processing, compact size, lighter weight for portability, ability to handle patients up to 500 pounds, and improved patient comfort compared to standard nuclear cameras. Digirad’s 2020tc general-purpose nuclear imager has a small footprint and may also be configured for fixed or mobile use to supplement primary imaging. Digirad’s installed base of equipment exceeds 550 systems; in addition, a mobile fleet of 164 nuclear and ultrasound imaging systems is being used in 22 states and the District of Columbia, primarily in the eastern, midwestern and southwestern United States. For more information, please visit www.digirad.com. Digirad®, Digirad Imaging Solutions®, and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
Statements in this press release that are not a description of historical facts are forward looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts and use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Examples of such forward looking statements include statements regarding revenues, gross margins, operating expenses, net results, stock-based compensation, anticipated revenue in 2008 and revenue from the Company’s centers of influence, potential gains in market share, and, in general, anticipated financial results for 2008. Actual performance and benefits results may differ materially from those set forth in this press release due to risks and uncertainties inherent in Digirad's business including, without limitation, changes in business conditions, technology, customers’ business conditions, work force, suppliers, business prospects, economic outlook, operational policy or structure, acceptance and use of Digirad's camera systems and services, reliability, recalls, and other risks detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward looking statements, which speak only as of the date hereof. All forward looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward looking statements contained herein.

Investor Contact: Dan Matsui Allen & Caron 949-474-4300	Company Contact: Todd Clyde, CFO 858-726-1600 ir@digirad.com

(Financial tables follow)

Digirad Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues:
DIS	$14,224	$13,323	$28,078	$25,520
Product	5,673	5,489	10,090	10,830

Total revenues	19,897	18,812	38,168	36,350

Cost of revenues:
DIS	11,387	9,667	22,299	18,605
Product	3,955	3,335	6,901	6,493

Total cost of revenues	15,342	13,002	29,200	25,098

Gross profit	4,555	5,810	8,968	11,252

Operating expenses:
Research and development	661	791	1,305	1,573
Sales and marketing	2,277	1,939	4,397	4,037
General and administrative	2,852	3,117	6,011	6,089
Amortization of intangible assets	179	103	369	109

Total operating expenses	5,969	5,950	12,082	11,808

Loss from operations	(1,414)	(140)	(3,114)	(556)

Interest and other, net	258	378	563	868

Net income (loss)	$(1,156)	$238	$(2,551)	$312

Net income (loss) per share - basic and diluted	$(0.06)	$.01	$(0.13)	$0.02

Weighted average shares outstanding:
Basic	18,936	18,821	18,940	18,818
Diluted	18,936	19,208	18,940	19,208

Stock-based compensation expense is included in the above as follows:

Cost of DIS revenue	$15	$19	$31	$44
Cost of Product revenue	14	17	25	43
Research and development	12	21	26	44
Sales and marketing	32	15	56	65
General and administrative	160	279	275	429

Digirad Corporation
Condensed Consolidated Balance Sheets(1)
(In thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
Assets

Cash and cash equivalents	$11,381	$14,922
Securities available-for-sale	13,235	16,740
Accounts receivable, net	8,862	8,536
Inventories, net	5,652	5,455
Other current assets	2,047	1,786

Total current assets	41,177	47,439

Property and equipment, net	17,138	16,235
Other intangible assets, net	2,262	2,631
Goodwill	2,650	2,650
Securities available-for-sale	2,294	--
Restricted cash	60	60

Total assets	$68,581	$69,015

Liabilities and stockholders' equity

Accounts payable	$2,353	$2,650
Accrued compensation	3,770	3,547
Accrued warranty	765	930
Other accrued liabilities	2,772	3,285
Deferred revenue	2,749	2,909
Current portion of long-term debt	90	213

Total current liabilities	12,499	13,534

Long-term debt, net of current portion	68	--
Deferred rent	187	234

Total stockholders' equity	52,827	55,247

Total liabilities and stockholders' equity	$65,581	$69,015

(1) The condensed consolidated balance sheet as of December 31, 2007, has been derived from the audited financial statements as of that date.